UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) (February 7, 2014)

AMERICAN LORAIN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34449	87-0430320
(State or other jurisdiction of	(Commission file number)	(I.R.S. employer
incorporation)		identification no.)

Beihuan Road Junan County
Shandong, China 276600
(Address of Principal Executive Offices) (Zip Code)

(86) 539-7317959
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2014, American Lorain Corporation (the "Company"), through its indirect wholly owned subsidiary, Junan Hongrun Foodstuff Co., Ltd. (“Junan Hongrun”) entered into a Share Purchase Agreement with Intiraimi, a limited liability company organized under the laws of France (the "Intiraimi Purchase Agreement"). Pursuant to the terms of the Intiraimi Purchase Agreement, Junan Hongrun agreed to acquire from Intiraimi 10,000 shares of Athena, a limited liability company organized under the laws of France (“Athena”), or 40% of the share capital of Athena, for an aggregate purchase price of €1,500,000 (or approximately US$2,032,050) of which (i) €1,000,000 (or approximately US$1,354,700) will be payable within 20 days of the execution of the Intiraimi Purchase Agreement, and (ii) the remaining €500,000 (or approximately US$677,350) (“Deferred Payment”) will be payable on February 7, 2015 if certain conditions are met. The Intiraimi Purchase Agreement also contains customary non-competition and non-solicitation clause for Intiraimi and Pedro Quintana, Intiraimi’s President.

On February 7, 2014, Junan Hongrun also entered into a Reiterative Share Purchase Agreement with Biobranco II, a company organized under Portuguese law (the " Biobranco Purchase Agreement"). Pursuant to the terms of the Biobranco Purchase Agreement, Junan Hongrun will acquire from Biobranco 2,750 shares of Athena, or 11% of the share capital of Athena, for an aggregate purchase price of €495,000 (or approximately US$670,600), payable within 20 days of the execution of the Biobranco Purchase Agreement.

Upon closing of the two transactions, the Company, through Junan Hongrun, will own 51% of the share capital of Athena. Junan Hongrun agreed to pledge 12,750 shares, or 51% share capital, of Athena acquired in the above transactions to Intiraimi to guarantee the Deferred Payment.

In connection with the acquisition of a 51% controlling interest in Athena, on February 7, 2014, Junan Hongrun entered into a Shareholders’ Agreement (the “Shareholder Agreement”) with Athena and each of the other shareholders of Athena (“Current Shareholders”), which defines the rights of the Junan Hongrun and the Current Shareholders, and their respective undertaking as it relates to Athena, including, but not limited to:

  The settlement of certain claims the Current Shareholders have against Athena through the assignment of certain claims Athena, through its wholly owned subsidiary, Conserverie Minerve, has against Branco Group Companies for the benefit of the Current Shareholders;

  The handling of the commitment to install a Nunziata 4 burner chestnut shelling machine at the Cacovin facility, a company indirectly owned by Athena;

  The Junan Hongrun’s right to appoint Chief Executive Officer for Athena and its subsidiaries;

  The Junan Hongrun’s right, with the prior consent of the Current Shareholders, to appoint general manager for Athena and its subsidiaries;

  Protective provisions granted to Current Shareholders;

  Information rights;

  Certain restrictions on transfer of Athena’s shares;

  Rights of pre-emption in connection with assignment; and

  Granting the Company a call option right to purchase 2,250 of the shares of Athena (or 9% of the share capital of Athena) for a purchase price of €900,000 (or approximately US$1,219,230), subject to downward adjustment to €405,000 (or approximately US$548,654) if the Current Shareholders failed to fulfill certain obligations under the Shareholder Agreement. The call option is exercisable within six (6) months after February 7, 2015.

The Shareholder Agreement expires ten (10) years from the date Junan Hongrun pays the initial purchase price under the Intiraimi Purchase Agreement and the purchase price under the Biobranco Purchase Agreement.

Athena is a holding company which holds all of the capital and the voting shares of Conserverie Minerve (“Minerve”, or the “Main Subsidiary”), a company organized under French law. Minerve specializes in the processing and sale of chestnut and prepared foods products in the Europe. Minerve operates its businesses through the following, direct and indirect, wholly owned subsidiaries:

  Sojafrais, a company under French law;

  SCI SIAM, a real estate company under French law;

  SCI GIU LONG, a real estate company under French law; and

  CACOVIN, a company under Portuguese law.

There are no family relations or other relationships between the Company and Athena or its subsidiaries.

The summaries of the agreements described above do not purport to be complete and are qualified in their entirety by reference to the full text of these documents, which are attached hereto as exhibits to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the press release announcing the transaction is filed as Exhibit 99.1.

Item 9.01 Financial Statements And Exhibits

(b) Exhibits

10.5	Share Purchase Agreement dated February 7, 2014 by and between Junan Hongrun Foodstuff Co., Ltd. and Intiraimi.

10.6	Reiterative Share Purchase Agreement dated February 7, 2014 by and between Junan Hongrun Foodstuff Co., Ltd. and Biobranco II.

10.7	Shareholders’ Agreement dated February 7, 2014 by and among Junan Hongrun Foodstuff Co., Ltd., Athena, and the other shareholders of Athena.

99.1	Press Release of American Lorain Corporation dated February 13, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Lorain Corporation

By: /s/ Chen Si
Name: Chen Si
Title: Chief Executive Officer

Date: February 13, 2014